BioSpecifics Technologies Corp. Reports Second Quarter 2013 Financial Results

LYNBROOK, NY – August 8, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first-in-class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today reported its financial results for the second quarter ended June 30, 2013 and provided a corporate update.

“We continue to make steady progress in the clinical development and commercial growth of XIAFLEX. We are anticipating a major landmark related to the U.S. Food and Drug Administration’s decision on the potential approval of the supplemental Biologics License Application for Peyronie’s disease. In addition we were pleased that our partner Auxilium announced a collaboration with Swedish Orphan Biovitrum to develop and market the drug in Eurasia and Africa, expanding its availability to many more patients in need,” reflected Thomas L. Wegman, President of BioSpecifics. “We and Auxilium continue to develop XIAFLEX in other indications as well; we have completed enrollment in our Phase II human and canine lipoma trials and expect to announce top-line data from these trials in the second half of this year. Additionally, Auxilium is continuing the development of XIAFLEX in cellulite and frozen shoulder and we anticipate the initiation of new trials in those indications in 2013.”

Second Quarter 2013 Financial Results

BioSpecifics reported a net income of $1.0 million for the second quarter ended June 30, 2013, or $0.16 per basic share and $0.15 per diluted share, compared to a net income of $0.7 million, or $0.11 per basic share and $0.10 per diluted share for the same period in 2012.

Total revenue for the second quarter ended June 30, 2013 was $3.3 million, compared to $2.6 million for the same period in 2012. This represents an increase of approximately 26% from the same period in 2012.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the second quarter ended June 30, 2013 were $3.2 million, compared to $2.5 million for the same period in 2012. Royalty and mark-up on cost of goods sold revenues recognized for the second quarter of 2013 under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) were $1.7 million, compared to $1.5 million for the same period in 2012. Royalty revenues recognized for the second quarter of 2013 under BioSpecifics’ agreement with DFB Biotech, Inc. were $1.5 million, compared to $0.9 million for the same period in 2012.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. For the second quarter ended June 30, 2013, BioSpecifics recognized total licensing revenue of approximately $44,880 as compared to $109,275 for the same period in 2012. Licensing fees recognized in each period were related to cash payments received in prior years, which are amortized over the expected development period.

Research and development expenses for the second quarter ended June 30, 2013 were $0.5 million, compared to $0.4 million for the same period in 2012. This increase in research and development expenses was primarily due to expenses related to BioSpecifics’ clinical development and research programs partially offset by lower stock based compensation expense.

General and administrative expenses for the second quarter ended June 30, 2013 were $1.2 million, compared to $1.1 million for the same period in 2012. The increase in general and administrative expenses was due to increased professional fees, investor relations and consulting services.

The provision for income taxes for the second quarter period ended June 30, 2013 was $0.5 million, compared to $0.4 million for the same period in 2012. The provision for income taxes is based on an estimated effective tax rate derived from an estimate of consolidated earnings before taxes, adjusted for nondeductible expenses and other permanent differences. For the second quarter ended June 30, 2013, the valuation allowance with respect to BioSpecifics’ net deferred tax assets remained unchanged. As of June 30, 2013, BioSpecifics’ remaining deferred tax assets were approximately $1.5 million.

As of June 30, 2013, BioSpecifics had cash and cash equivalents and investments of $12.0 million, compared to $12.2 million as of March 31, 2013.

Recent Corporate Highlights:

Global net revenues for XIAFLEX, as reported by Auxilium on August 1, 2013, were $18.9 million for the second quarter of 2013. $15.0 million of those global net revenues were in the U.S., which represents a 26% increase over the same period in 2012.

In the second quarter of 2013, Auxilium completed enrollment ahead of schedule for a 725 patient study to evaluate XIAFLEX for the concurrent treatment of multiple palpable cords that, if successful, could allow Auxilium to seek approval from the U.S. Food and Drug Administration (FDA) and label expansion in the Dupuytren’s contracture indication.

In July 2013, BioSpecifics announced that a poster titled, “Biomechanical Evaluation of Human Uterine Fibroids after Exposure to Purified Clostridial Collagenase” was presented at the Society for the Study of Reproduction 46th Annual Meeting. The poster provided data which show that highly purified collagenase can reduce the stiffness of human uterine fibroid tissue in laboratory experiments. Ongoing preclinical studies are being led by Dr. Phyllis Leppert, a Professor of Obstetrics and Gynecology and Professor of Pathology and her colleague, Dr. Friederike Jayes at Duke Medicine with support from BioSpecifics.

In July 2013, BioSpecifics announced that its partner Auxilium had entered into a collaboration with Swedish Orphan Biovitrum AB (Sobi) for the long-term development, supply and commercialization of XIAPEX in 71 Eurasian and African countries for the treatment of Dupuytren's contracture. The process is ongoing to file for approval of XIAPEX for the treatment of Peyronie’s disease in the EU. Auxilium could receive up to $40 million in potential sales milestone payments from Sobi of which BioSpecifics will receive a specified percentage.

In April 2013, BioSpecifics completed enrollment in its placebo-controlled, randomized Phase II trial, Chien-804, to evaluate the efficacy of XIAFLEX for the treatment of subcutaneous benign lipomas in 32 canines randomized 1:1 XIAFLEX to placebo. The lipoma volume will be measured at baseline, 1 month and 3 months with the primary efficacy endpoint being the relative change in lipoma volume from baseline to 3 months, as determined by CT scan.

Upcoming Anticipated Milestones:

BioSpecifics’ Clinical Indications for XIAFLEX:

  BioSpecifics is currently managing the development of XIAFLEX for the treatment of human lipoma and canine lipoma in two Phase II trials. BioSpecifics expects to report top-line data from both trials in the second half of 2013.

XIAFLEX for Dupuytren’s Contracture:

  Auxilium is conducting a 725 patient study to evaluate XIAFELX for the concurrent treatment of multiple palpable cords that, if successful, could allow Auxilium to seek FDA approval and label expansion in the Dupuytren’s contracture indication. Enrollment was completed ahead of schedule and Auxilium expects to report top-line data from the study in the fourth quarter of 2013.

  Auxilium is conducting the Collagenase Optimal Reduction of Dupuytren’s – Long-term Evaluation of Success Study (CORDLESS) for XIAFLEX and expects to announce top-line five year recurrence data from this study in the fourth quarter of 2013.

Additional Indications for XIAFLEX:

  Under the Prescription Drug User Fee Act, the FDA is anticipated to decide on the potential approval of the supplemental Biologics License Application submitted by Auxilium for XIAFLEX for the treatment of Peyronie’s disease. If approved, Auxilium plans to execute the commercial launch in the fourth quarter of 2013.
  Auxilium is also currently managing the clinical development of XIAFLEX for the treatment of cellulite and frozen shoulder syndrome (adhesive capsulitis). Auxilium plans to initiate a Phase II study for the treatment of cellulite in the third quarter of 2013. In March, Auxilium reported positive statistically significant top-line data from the Phase IIa study for the potential treatment of frozen shoulder and plans to initiate a later stage study in the fourth quarter of 2013.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 AM EDT to discuss these second quarter 2013 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Events and Presentation” in the Investors section of BioSpecifics’ website at www.biospecifics.com, or you may use the link: http://www.videonewswire.com/event.asp?id=95371

A replay of the call will be available one hour after the end of the conference on August 8, 2013 until 9:00 a.m. EDT on August 19, 2013. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10032247. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is currently marketed as XIAFLEX® (collagenase clostridium histolyticum (CCH)) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). CCH is also approved for Dupuytren's contracture in the EU and Canada. Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) for the treatment of Dupuytren’s contracture and Peyronie’s disease in 71 Eurasian and African countries. Asahi Kasei Pharma Corporation has development and commercialization rights for XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Japan and Actelion Pharmaceuticals Ltd. has development and commercialization rights for XIAFLEX for these two indications in Canada, Mexico, Brazil and Australia. CCH is in clinical development for the treatment of several additional promising indications. The U.S. Food & Drug Administration is expected to take action on Auxilium's supplemental Biologics License Application for XIAFLEX for the potential treatment of Peyronie's disease by September 6, 2013. Auxilium is also testing CCH for frozen shoulder syndrome and cellulite. In the second half of this year, Auxilium expects to initiate next stage trials of CCH for frozen shoulder syndrome and a Phase II trial of CCH for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas, both of which are in Phase II trials. BioSpecifics expects top-line data from these trials in the second half of the year. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the timing of the potential approval by the U.S. Food and Drug Administration (FDA) of XIAFLEX as a treatment for Peyronie’s disease and its potential commercial launch; the timing of reporting top-line data from BioSpecifics’ trials of XIAFLEX for the treatment of human and canine lipomas; the timing for BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium) to initiate a Phase II trial of XIAFLEX as a treatment for cellulite and a later stage study of XIAFLEX as a treatment for frozen shoulder; the potential for Auxilium to seek from the FDA a XIAFLEX label expansion for the concurrent treatment of multiple palpable cords in adult Dupuytren’s contracture patients; the receipt of payments from Auxilium; the timing of reporting top-line data from Auxilium’s study of XIAFLEX for the concurrent treatment of multiple palpable cords and its CORDLESS study; and the extent to which new indications are promising. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium, and its partners, Asahi Kasei Pharma

Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the receipt of any applicable milestone payments from Auxilium; whether royalty payments BioSpecifics is entitled to receive will exceed set-offs; and other risk factors set forth in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com